EXHIBIT 10.5
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made as of the 20th day of November 2001, by and between MediaBay, Inc., a Florida corporation, with offices at 2 Ridgedale Avenue, Cedar Knolls, New Jersey (the "Company"), and Hakan Lindskog residing at 39 Wampum Hill Road, Weston, CT 06883 (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the audio book club, old time radio and spoken audio digital download businesses; and

     WHEREAS, the Company desires to employ the Executive; and

     WHEREAS, the Executive is willing to commit himself to serve and to establish a minimum period during which he will serve the Company on the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained and intending to be legally bound hereby, the parties agree as follows:

     1. Recitals. The Whereas clauses recited above are hereby incorporated by reference as though they were fully set forth herein.

     2. Employment. The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein.

     3. Term.  The  employment  of the  Executive  by the Company as provided in
Section 2 shall commence on October 1, 2001 and end on December 31, 2004 (the "Term"), subject, however, to the termination provisions contained herein.

     4. Position and Duties. The Executive shall be employed by the Company as President of MediaBay, Inc. and Chief Executive Officer of Audio Book Club, Inc. His power and authority shall be and remain subject to the direction and control of the Board of Directors and the Chairman and Chief Executive Officer of MediaBay, Inc., currently Norton Herrick and Michael Herrick, respectively. The Executive shall report only to the Chairman and Chief Executive Officer of MediaBay, Inc., currently Norton Herrick and Michael Herrick, respectively. The Executive shall have complete P/L responsibility for the Company and its subsidiaries (including Audio Book Club, Inc., Radio Spirits, Inc. and MediaBay.com, Inc.) as well as complete operational and marketing oversight of the business and affairs of the Company and its subsidiaries, and any other businesses which the Company, or its subsidiaries may acquire, and at the option of the Company, additional lines of business and products related to the business. During the Term, the Executive shall be required to spend his full time and attention, without other outside business interests, in the performance of his duties and the Company's and its subsidiaries' business and affairs.

     5. Compensation and Related Matters.

          (a) Salary. During the Term of this Agreement, the Company shall pay to the Executive, as compensation for his services while employed by the Company, an annual salary of $306,250 in equal semi-monthly installments in arrears on the 15th and last day of each month during the first twelve months of the Term (from October 1, 2001 through September 30, 2002) of this Agreement; an annual salary of $350,000 in equal semi-monthly installments in arrears during the period from October 1, 2002 through December 31, 2003 of this Agreement and an annual salary of $375,000 in equal semi-monthly installments in arrears during the period from January 1, 2004 through December 31, 2004 of this Agreement. In addition, the Executive will receive a minimum bonus in the amount of Forty-Five Thousand and 00/100 U.S. Dollars ($45,000.00) payable on August 15, 2002, August 15, 2003 and August 15, 2004, provided the Executive is still employed by the Company at such times (the "Minimum Bonus"). Furthermore, the Executive may receive a performance-based bonus based on his achieving the specified minimum Adjusted EBITDA targets for the Company, while a public company, on a consolidated basis as set forth below (the "Performance Bonus"). The Executive may receive the Performance Bonus on each of April 1, 2003, April 1, 2004 and April 1, 2005 based on performance for the prior years, provided he is still employed with the Company on December 31, 2002, December 31, 2003 and December 31, 2004, respectively. The amount payable on the Performance Bonus shall be calculated by subtracting the Minimum Bonus from the Performance Bonus (e.g., if the Executive achieves the $6,000,000 Adjusted EBITDA target for 2002, he shall receive a payment of $55,000 on April 1, 2003).

     Year             Adj. EBITDA                Performance Bonus
     ----             -----------                -----------------
     2002             $5,000,000                      $50,000
     2002             $6,000,000                     $100,000
     2002             $7,250,000                     $150,000
     2002             $9,000,000                     $225,000


                                   2

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     2003             $6,500,000                      $75,000
     2003             $7,500,000                     $150,000
     2003             $8,750,000                     $200,000
     2003            $10,250,000                     $300,000


     2004             $8,000,000                     $100,000
     2004             $9,000,000                     $175,000
     2004            $10,250,000                     $225,000
     2004            $11,750,000                     $325,000


     If the Company is no longer a public company and becomes a private company, then the Adjusted EBITDA targets referred to above shall increase by $550,000. The associated bonuses shall remain the same.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and the net capitalization of deferred member acquisition costs (the difference between the non-cash amortization of deferred advertising and the amounts expended for advertising). Furthermore, Adjusted EBITDA is based on the Company and its subsidiaries as they are presently constituted (i.e., Audio Book Club, Inc., Radio Spirits, Inc., MediaBay.com, Inc., and Corporate expenses) and, accordingly, will not include the Adjusted EBITDA attributable to any business(es) subsequently acquired by, merged with or transferred to the Company, except that the acquisition of the old-time radio division of Great American Audio Corporation, provided such acquisition does occur, shall be included in the calculation of Adjusted EBITDA for purposes of this Section 5(a).

          (b) Expenses. The Executive shall receive prompt reimbursement for all reasonable travel and business expenses in connection with services performed hereunder in accordance with normal Company policy, as the same may be determined from time to time.

          (c) Insurance and Employee Benefits. The Executive shall continue to receive medical insurance and 401k benefits applicable to all officers of the Company.


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

          (d) Vacation. The Executive shall receive, prorata during each full year of his employment, three (3) weeks paid vacation approved one (1) month in advance. The Executive will make every effort to schedule the vacation time at a time most convenient for the Company, with the Company recognizing that the Executive's flexibility is limited by school calendars.

          (e) Stock Options. The Executive will receive stock options to acquire One Hundred and Fifty Thousand (150,000) shares of Common Stock in the Company pursuant to and in accordance with the Company's Stock Option Plan. Options with respect to Fifty Thousand (50,000) shares shall vest on December 31, 2002 at a price per share equal to $1.00; options with respect to Fifty Thousand (50,000) shares shall vest on December 31, 2003 at a price per share equal to $3.00; and options with respect to the remaining Fifty Thousand (50,000) shares shall vest on December 31, 2004 at a price per share equal to $5.00, in each instance provided that the Executive is an employee of the Company at such time. Such options will be on the terms and conditions as more specifically provided for in the Company's Stock Option Plan and will be exercisable for a period of five (5) years commencing immediately upon vesting.

     6. Termination by the Company or the Executive. The Executive's employment hereunder may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described below.

          (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, as determined by a physician mutually chosen by the Executive and the Company, the Executive shall have been absent from or unable to perform his duties hereunder for a consecutive period of sixty
     (60) days and after notice of termination is given (which may be given before or after the end of such sixty (60) day period but which will in no event be effective until, at the earliest, the day following the sixtieth day of the period) shall not have returned to the performance of his duties hereunder, as that concept is contemplated in this Agreement, within ten
     (10) days after the notice of termination is given, the Company may terminate the Executive's employment hereunder.

          (c) Cause. The Company, in its sole discretion, may terminate the Executive's employment under this Agreement at any time for "Cause". For purposes of this Agreement, the term "Cause" shall mean one or more of the following: (i) gross negligence or gross misconduct of the Executive which causes or can cause the Company material damage, (ii) failure by the Executive to


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

     materially perform his duties, as contemplated in this Agreement, as President of MediaBay, Inc. or Chief Executive Officer of Audio Book Club, Inc., which failure is not cured within thirty (30) days after written notice is given to the Executive by the Company, (iii) conduct which constitutes a crime or offense involving breach of professional ethics, misuse or misappropriation of money or other property, moral turpitude, a felony of any type or alcohol or drug abuse, or (iv) the Executive's material breach of this Agreement, which breach is not cured within thirty
     (30) days after written notice is given to the Executive by the Company. The termination shall be evidenced by written notice thereof to the Executive.

          (d) Without Cause. In addition to any other rights the Company has to terminate the Executive's employment under this Agreement, the Company may, at any time, by a vote of not less than fifty percent (50%) of the directors then in office (excluding the vote of the Executive if he is also a director), terminate the Executive Without Cause upon thirty (30) days' prior written notice to the Executive setting forth the reasons, if any, for the termination. For purposes of this Agreement, the term "Without Cause" shall mean termination by the Company on any grounds other than those set forth in Sections 6(a), (b) or (c) hereof.

          (e) Good Reason. The Executive may terminate his employment hereunder for Good Reason upon thirty (30) days prior written notice to the Company, provided that the Executive must first give the Company written notice, setting forth in reasonable detail the alleged basis for resignation for Good Reason, and the Company shall thereupon have the right to cure such Good Reason within such thirty (30)-day period. If the Good Reason is of a non-monetary nature and the Company has commenced the cure within the thirty (30) day period, it will have an additional thirty (30) day period to cure. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive based on one or more of the following: (i) Without the Executive's consent, a material reduction made by the Company in the Executive's functions, duties or responsibilities, (ii) Without the Executive's consent, a reduction by the Company in the Executive's salary or Minimum Bonus; (iii) Without the Executive's consent, the Employer requires the Executive to work in an office on a permanent basis which is more than 25 miles from the location of the Employer's current principal executive office (unless such relocation is to a location closer to the Executive's residence), it being understood that travel to another city to work in an office, on a non-permanent basis, of a subsidiary or affiliate of the Company or of a company acquired by, merged with or transferred to the Company is not considered relocation to work on a permanent basis, as such pertains to this paragraph or (iv) the Company's material breach of this Agreement only as it relates to a monetary obligation of the Company to Executive; provided however, that any actions


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

     taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a "good reason" for purposes of this Agreement.

          (f) Severance Pay. In the event that the Company has terminated the Executive's employment under this Agreement (i) "Without Cause" or (ii) in the event there is a "Change of Control" (as defined below) or (iii) in the event that the Executive has resigned for "Good Reason", then the Executive will be entitled to receive severance pay equal to the greater of (A) fifty percent (50%) of the balance of his base salary for the unexpired period of his three (3) year employment Term, payable to the Executive in equal semi-monthly payments at Executive's regular pay rate immediately prior to the termination until such amount is paid in full, or (B) six months base salary, payable to the Executive in equal semi-monthly payments at Executive's regular pay rate immediately prior to the termination, resignation or Change of Control over the following six months. In the event of any other termination of Executive's employment, then the Company shall pay to the Executive (a) the balance of his accrued and unpaid annual salary through the date of termination, (b) the Minimum Bonus for the year such employment is terminated, prorated for the actual number of days worked during such year, (c) any unreimbursed expenses approved by the Company, and (d) any unused accrued vacation days.

          (g) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to occur, unless previously consented to in writing by the Executive, and only if the Executive is not offered continued employment under terms substantially similar to this Agreement, upon (i) the actual acquisition of fifty percent (50%) or more of the voting securities of the Company by any company or entity or affiliated group of companies or entities (other than pursuant to a bona fide underwriting agreement relating to a public distribution of securities of the Company), (ii) the completion of a tender or exchange offer for more than fifty percent (50%) of the voting securities of the Company by any company or entity or affiliated group of companies or entities not affiliated with the Executive, (iii) the completion of a proxy contest against the management for the election of a majority of the Board of Directors of the Company if the group conducting the proxy contest owns, has or gains the power to vote at least fifty percent (50%) of the voting securities of the Company, or (iv) a merger or consolidation in which the Company is not the surviving entity or a sale of all or substantially all of the assets of the Company.

          (h) Change of Control Compensation. In the event of a completion of a tender or exchange offer for more than fifty percent (50%) of the voting securities of the Company by any company or entity or affiliated group of companies or entities not affiliated with the Executive, all stock options previously or subsequently received shall immediately be exercisable and any unvested shall immediately vest.

          (i) Exclusive Remedy. The severance pay which the Executive will be entitled to receive as a result of the termination of his employment under this Agreement, shall be the Executive's exclusive remedy in the event of such termination.

     7. Non-Competition and Confidentiality Covenant. The Executive hereby covenants and agrees that he will not serve as an employee of or perform any functions for any other company during the Term of his employment under this Agreement. In addition, during the Term of this Agreement and for a period of eighteen (18) months immediately following the termination of his employment, whether said termination is occasioned by the Company, the Executive or a mutual agreement of the parties, the Executive shall not, for himself or on behalf of any other person, persons, firm, partnership, corporation or company, (i) engage or participate in any activities which are competitive with the Company, and its subsidiaries including the audiobook, old-time radio and spoken audio digital download businesses and any businesses which are acquired by, merged with or transferred to the Company (the "Business"), (ii) solicit or attempt to solicit the business or patronage of any person, firm, corporation, company or partnership, which had previously been a customer, consultant or employee of the Company or its subsidiaries, for the purpose of engaging in the Business or
(iii) solicit, engage or hire any individual who is then employed or was employed by the Company or its subsidiaries or is then a consultant or was a consultant for the Company or its subsidiaries.

     Furthermore, the Executive acknowledges and agrees that: all mailing lists; customer, member and prospect names; license or arrangement; front-end and back-end marketing performance; financial statements; operating system, database and other computer software, specific to the Company or its subsidiaries; and
all information which is known by the Executive to be subject to a confidentiality agreement or obligation of confidentiality, even without a confidentiality agreement between the Company or a subsidiary of the Company and another person or party, shall be maintained by the Executive in a confidential manner and the Executive agrees that the Executive will not use such information to the detriment of the Company and its subsidiaries or disclose such information to any third party, except as may be necessary in the course of performing the Executive's job responsibilities. The Executive further agrees that these obligations of confidentiality with respect to such information shall continue after the Executive ceases to be employed by the Company. Disclosure of the aforementioned information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the

United States; provided, however, that (i) the Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result), (ii) the Company shall have been afforded a reasonable opportunity to review such disclosure and to prevent or limit any such disclosure, and (iii) the Executive shall, if requested by the Company and at the Company's cost and expense, use his best efforts to prevent or limit any such disclosure by means of a protective order or a request for confidential treatment. Confidential information shall not include information generally available to the public.

         8. Indemnification. To the maximum extent permitted under the corporate laws of the State of New Jersey or, if more favorable, the Articles of Incorporation and/or By-Laws of the Company as in effect on the date of this Agreement, (a) the Executive shall be indemnified and held harmless by the Company, as provided under such corporate laws or such Articles of Incorporation and/or By-Laws, as applicable, for any and all actions taken or matters undertaken, directly or indirectly, in the performance of his duties and responsibilities under this Agreement or otherwise on behalf of the Company, provided the Executive did not act wantonly or recklessly or was not grossly negligent or engaged in willful misconduct, and (b) without limiting clause (a), the Company shall indemnify and hold harmless the Executive from and against (i) any claim, loss, liability, obligation, damage, cost, expense, action, suit, proceeding or cause of action (collectively, "Claims") arising from or out of or relating to the Executive's acting as an officer, director, employee or agent of the Company or any of its affiliates or in any other capacity, including, without limitation, any fiduciary capacity, in which the Executive serves at the request of the Company, and (ii) any cost or expense (including, without limitation, fees and disbursements of counsel) (collectively, "Expenses") incurred by the Executive in connection with the defense or investigation thereof. If any Claim is asserted or other matter arises with respect to which the Executive believes in good faith the Executive is entitled to indemnification as contemplated hereby, the Company shall, at its election, to be determined in its sole and absolute discretion, either assume the defense or investigation of such Claim or matter or pay the Expenses incurred by the Executive in connection with the defense or investigation of such Claim or matter, when and as incurred, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the then current Prime Rate as in effect from time to time, compounded annually, if the Executive shall be found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification hereunder.

     9. Arbitration Agreement. The parties hereto have entered into an Arbitration Agreement dated February 18, 2001, which may be amended by the parties from time to time without regard to this Agreement. The parties expressly agree that disputes arising out of or relating to the Executive's employment, including any disputes under or relating to this Employment
Agreement, will be resolved by arbitration under the Arbitration Agreement; provided however, that any dispute arising out of or relating to Section 7 of this Agreement will not be subject to arbitration.

     10. Governing Law. Except as preempted by federal law, this Agreement shall be executed, construed and performed in accordance with the laws of the State of New Jersey without reference to conflict of laws principles. The parties agree that the venue for any dispute hereunder will be the state or federal courts in New Jersey and the parties hereby agree to the exclusive jurisdiction thereof.

     11. Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In addition, this Agreement and the obligations and rights of the Company hereunder shall be binding on any person, firm or corporation which is a successor-in-interest to the Company.

     12. Notice. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, or by private overnight courier or mail service, postage prepaid or (unless otherwise specified) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:              To the address at the head of this Agreement


If to the Company:                MediaBay, Inc.
                                  2 Ridgedale Avenue
                                  Suite 300
                                  Cedar Knolls, New Jersey 07927
                                  (973) 539-9528

or to such other address as the parties may furnish to each other in writing. Copies of all notices, demands and communications shall be sent to the home addresses of all members of the Board of Directors of the Company.


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

     13. Miscellaneous.

          (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto, provided, however, that this Agreement may be modified, waived or discharged by mutual agreement in writing.

          (b) No delay, waiver, omission or forbearance (whether by conduct or otherwise) by any party hereto at any time to exercise any right, option, duty or power arising out of breach or default by the other party of any of the terms, conditions or provisions of this Agreement to be performed by such other party shall constitute a waiver by such party or a waiver of such party's rights to enforce any right, option or power as against the other party or as to subsequent breach or default by such other party, and no explicit waiver shall constitute a waiver of similar or dissimilar terms, provisions or conditions at the same time or at any prior or subsequent time.

     14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to his employment by the Company. This Agreement supersedes all prior agreements and understandings whether written or oral between the Executive and the Company, and there are no restrictions, agreements, promises, warranties or covenants other than those stated in this Agreement. Notwithstanding the foregoing, and as stated previously in this Agreement, the Arbitration Agreement between the parties dated February 18, 2001 does and shall remain in full force and effect.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date shown below effective as of the date first written above.


                                        "COMPANY"

Date Signed:_________________, 2002     MEDIABAY, INC., a Florida corporation

                                        By:
                                           -------------------------------------
                                        Printed Name:
                                                     ---------------------------
                                        Title:
                                              ----------------------------------


                                        "EXECUTIVE"

Date Signed:_________________, 2001
                                        ----------------------------------------
                                        Printed Name:
                                                     ---------------------------